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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 9, 2004

AMIS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-50397	51-0309588
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO	83201
(Address of Principal Executive Offices)	(Zip Code)

(208) 233-4690

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 9, 2004, AMIS Holdings, Inc. (the “Company”) issued a press release announcing that on that date, the Company and several of its subsidiaries entered into definitive agreements with Dspfactory, Ltd. (“Dspfactory”) and certain shareholders of Dspfactory to acquire substantially all of Dspfactory’s assets and certain liabilities. As part of the agreements, the Company will also acquire all of the capital stock of dspfactory S.A., a wholly owned subsidiary of Dspfactory located in Neuchatel, Switzerland. Dspfactory, headquartered in Waterloo, Ontario, Canada, is a leading provider of ultra-low power audio processing systems for portable and wearable devices.

Under the agreements, the Company has agreed to pay approximately $42.3 million, $25.9 million in cash and $16.4 million in common stock of the Company (the “Common Stock”) valued as of September 9, 2004, with an additional payment of up to $8.5 million in stock if certain milestones are met by the end of 2006. In addition, the Company agreed to assume certain liabilities associated with the assets being acquired.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the agreements described above, the Company agreed to issue to Dspfactory 1,314,000 shares of Common Stock at the closing in consideration of the acquisition, with an additional issuance of up to $8.5 million in Common Stock if certain milestones are met by the end of 2006. The transactions contemplated by the agreements, including the transfer of the Common Stock, shall be effected by a plan of arrangement under section 182 of the Business Corporations Act (Ontario). The plan of arrangement is subject to approval by the Ontario Superior Court of Justice which will, as part of its approval process, consider the fairness of the transactions contemplated by the agreements. Subject to the approval of the plan of arrangement, the issuance of Common Stock will be exempt from registration under the Securities Act of 1933, as amended, pursuant to section 3(a)(10) thereof.

ITEM 8.01 OTHER EVENTS

Pursuant to Form 8-K, General Instructions F, the Company hereby incorporates by reference the press release attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
99.1	Press Release Dated September 9, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: September 14, 2004	By:	/s/ David Henry
		Name:	David Henry
		Title:	Senior Vice President and Chief Financial Officer